Exhibit 99.1

PRESS RELEASE

For release:	April 20, 2021

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Group, LLC Names David S. Charlton Chief Executive of Insurance Operations

Bala Cynwyd, Pennsylvania, (April 20, 2021) – Global Indemnity Group, LLC (NASDAQ:GBLI) (the “Company”), parent company of specialty property and casualty insurance providers Penn-America Group®, United National Group®, Diamond State Group®, American Reliable Insurance Company®, and Collectibles Insurance Services® today announced the appointment of David S. Charlton as its chief executive of Global Indemnity’s insurance operations as well as a member of its board of directors.

Mr. Charlton is a 34-year veteran property & casualty insurance industry senior executive, with particular expertise in excess and surplus, binding authority, small business, and other specialty insurance businesses. Prior to joining Global Indemnity, Mr. Charlton served for seven years at Chubb Limited (NYSE:CB), where he had been recruited to expand its Westchester Specialty excess and surplus small business division. Prior to Chubb, Mr. Charlton served at Berkshire Hathaway’s United States Liability Insurance Company (USLI), including as executive vice president and chief underwriting officer. Over Mr. Charlton’s 20 years of leadership at USLI, the company posted an industry-leading 90% combined ratio. Mr. Charlton began his insurance career at Philadelphia Consolidated Insurance Companies, where he created and managed the company’s highly profitable and core professional lines casualty division. Mr. Charlton is a graduate of Babson College, a former chairman of the Mid-Atlantic Professional Liability Underwriting Society, and a registered professional liability underwriter.

Saul Fox, the Company’s chairman, stated: “Global Indemnity is delighted that David Charlton accepted the appointment as chief executive of Global Indemnity’s property & casualty insurance businesses. Mr. Charlton has an exemplary track record of substantially enhancing growth, profitability, specialty product development, digital and third-party data strategies, and unique channels of distribution on behalf of leading U.S. and international insurance carriers, including Chubb’s Westchester Specialty division, Berkshire Hathaway’s USLI operation, and Tokio Marine Group’s Philadelphia Consolidated Insurance Companies.”

David Charlton added: “Global Indemnity’s insurance operations have offered best-in-class small business coverage for over 60 years. I am honored to be selected as the next chief executive to lead this strong organization. I look forward to expanding our product offerings and services to small businesses while continuing to deliver exceptional service to our agents, partners and policyholders.”

As the Company’s principal executive officer, Mr. Charlton will report directly to the Company’s board of directors through its chairman. Mr. Charlton’s appointment concludes the chief executive search process initiated by the Company’s board of directors in January 2021.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Specialty Property

•	Farm, Ranch, & Stable

•	Reinsurance Operations

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including, COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.